Exhibit 3.1

AMENDMENT NO. 1 TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

TOYS “R” US, INC.

Toys “R” Us, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Toys “R” Us, Inc. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 26, 1993, under the name Toys “R” Us-Headquarters, Inc., filed a Restated Certificate of Incorporation on January 2, 1996 under the name of Toys “R” Us, Inc. and filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 21, 2005 (the “Restated Certificate”).

2. Article FOUR of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows

“ARTICLE FOUR

(i) Authorized Shares. The total number of shares of stock which the corporation has authority to issue is 55,003,000 shares, consisting of:

(a) three thousand (3,000) shares of Common Stock, par value one cent ($0.01) per share (the “Pre-Reorganization Common Stock”) and

(b) 55,000,000 shares of common stock, par value one-tenth of one cent ($0.001) per share (the “Post-Reorganization Common Stock”).

The Pre-Reorganization Common Stock and the Post-Reorganization Common Stock are referred to collectively as the “Common Stock”. The Corporation is specifically authorized to issue fractional shares of Common Stock of any class. The Common Stock shall have the rights, preferences and limitations set forth below.

(ii) Common Stock. Except as otherwise provided in this Article Four or as otherwise required by applicable law, all shares of Pre-Reorganization Common Stock and Post-Reorganization Common Stock shall be identical in all respects (other than par value) and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

(iii) Voting Rights. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the corporation’s stockholders.

(iv) Registration of Transfer. The corporation shall keep at its principal office (or such other place as the corporation reasonably designates) a register for the registration of the Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate and the corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such issuance.

(v) Replacement. Upon receipt of evidence reasonably satisfactory to the corporation (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation, or, in the case of any such mutilation upon surrender of such certificate, the corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.”

3. Pursuant to Sections 228 and 242 of the Delaware General Corporation Law, this Amendment No. 1 to the Restated Certificate of Incorporation has been duly adopted and amends the provisions of the Restated Certificate of Incorporation of the Corporation as set forth herein

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the Restated Certificate of Incorporation of Toys “R” Us, Inc. to be effective as of the date of the signature hereto, as indicated below.

TOYS “R” US, INC.

By:	/s/ David J. Schwartz
Name:	David J. Schwartz
Title:	Senior Vice President – General Counsel

Date signed: June 10, 2008